Exhibit 99.1

                                                                New York, New York, March 4, 2004 (NASDAQ: NTLI)

ntl Incorporated announces strong results for three months and year ended December 31, 2003

HIGHLIGHTS

•         Revenues increased 8 per cent to £577m for the quarter, totalling £2,230m for 2003, principally reflecting continued broadband and telephony customer growth

•         Combined segment profit grew 26 per cent to £205m for the fourth quarter, full-year at £734m; driven by higher revenues and expanding margins

•         ntl turned FCF positive* in the fourth quarter, following successful rights offering and improved financial performance

•         ntl Home added 181,500 net customers and 513,900 RGUs in 2003 ending the year with 2,867,900 customers and 5,497,800 RGUs, and ntl is now serving over 1m broadband customers

•         Triple-play enabled network drives Average Revenue Per User to £41.96 per month, £503.52 annualised

•         Debt refinancing proposed to extend debt maturity, and reduce the weighted average cost of debt

•         Net loss decreased by 79 per cent to (£130m) for the quarter, and totalled (£584m) for 2003

Financial Highlights	Annual Results		Quarterly Results
	unaudited
	£		£
(In millions)	2003	2002	Q4-2003	Q4-2002

Revenues
Home	1,494.1	1,423.7	390.7	352.7
Business	282.1	312.7	66.5	74.9
Broadcast	268.6	257.3	71.9	63.2
Carriers	112.4	119.6	28.9	26.8
Ireland	72.5	59.9	18.7	15.8

Total revenues	2,229.7	2,173.2	576.7	533.4

Segment profit (loss)
Home	673.8	590.1	181.5	144.3
Business	104.3	69.9	32.5	10.9
Broadcast	115.5	110.3	32.0	23.6
Carriers	92.2	98.9	23.0	22.4
Ireland	25.4	14.8	7.4	3.5
Shared services	(277.7)	(235.7)	(71.8)	(41.7)

Combined segment profit	733.5	648.3	204.6	163.0

Combined segment profit margin%	32.9%	29.8%	35.5%	30.6%

Net (loss)	(583.6)	(1,581.2)	(130.2)	(604.9)

* FCF (Free Cash Flow) defined as combined segment profit and interest income less fixed asset additions, working capital movements, interest paid & other charges.  Nearest US GAAP measure is net cash provided by operating activities.

New York, New York (March 4, 2003) - ntl Incorporated (NASDAQ: NTLI) announced today its fourth quarter and year-end 2003 results.  Commenting on the results, Simon Duffy, Chief Executive Officer of ntl, said:

“I am very pleased to announce ntl’s fourth quarter and year-end 2003 results which demonstrate a significant return to growth for the Company.  2003 was a year of strong cash flow growth, driven by increasing revenues, underlying margin expansion and more focused capital expenditures.

ntl Home continued to deliver strong customer growth with its fourth consecutive quarter of customer additions, adding 58,400 net customers and 133,700 Revenue Generating Units (RGUs). The customer growth continues to be led by broadband, which has achieved 33 per cent penetration of our existing customers and resulted in our recently obtaining our 1 millionth broadband customer.  In addition, ntl Home returned to growth in the television product line, increasing television subscribers by 13,900 in Q4 2003 after eight quarters of television customer losses.

ntl Home reduced churn from 15.9 per cent in Q4 2002 to 13.2 per cent in Q4 2003, which reflects increasing customer satisfaction with our range of products and services.  Customers are subscribing to more services than ever before, with an average of 1.92 RGUs per customer in Q4 2003 compared to 1.86 RGUs per customer in Q4 2002.  The increase in RGUs per customer, together with an improved product mix, has favourably impacted ARPU, which increased over the period by £1.93 per month, or £23.16 annually.

ntl Business has completed its internal restructuring and has significantly improved profitability, increasing its segment profit margin to over 35 per cent in 2003 from 22.4 per cent in 2002.  It is expected to return to growth in 2004.

Both ntl Broadcast and ntl Carriers grew revenues Q4 2003 over Q4 2002.  Both divisions also grew segment profit over the same period, ntl Broadcast more strongly than ntl Carriers. ntl Broadcast remains the supplier of choice in a number of sectors, with over 90 per cent market share of the digital radio transmission market and 75 per cent market share of public safety analogue-to-digital replacement services.

ntl Ireland more than doubled its segment profit Q4 2003 over Q4 2002 by growing its digital TV customer base, raising basic prices and reducing bad debt.

The achievements in revenue, combined segment profit and cash flow growth place ntl in a strong position for continued growth in 2004 and beyond.”

Scott Schubert, Chief Financial Officer of ntl added: “2003 saw a focus on combined segment profit growth and margin expansion through improving the customer mix, reducing headcount by approximately 1,500 employees and other efficiencies.  In addition, we successfully completed a rights offering in the fourth quarter of 2003 which reduced the Company’s debt by £719 million, lowered interest payments by £126 million and helped turn ntl free cash flow positive. These themes will continue in 2004 as we pursue additional margin expansion, and further improvement in the capital structure.  The next and final major step in restructuring the balance sheet will focus on refinancing the current bank facility, thereby rescheduling the maturity of the remaining debt and lowering its weighted average cost.”

Group Highlights

Quarter ended December 31, 2003

Revenue

For the three months ended December 31, 2003, consolidated revenues increased by 8.1 per cent in UK pounds to £576.7 million ($982.7 million) from £533.4 million ($839.1 million) for the same period of 2002.

The revenue increase was mainly due to customer and RGU growth within ntl Home, where revenues rose by £38.0 million over Q4 2002.  Revenues also increased in ntl Broadcast, ntl Carriers and ntl Ireland.  These gains were partially offset by a fall in revenues in ntl Business, as the division completed its restructuring.

Combined segment profit

For the three months ended December 31, 2003 combined segment profit increased by 25.5 per cent in UK pounds to £204.6 million ($346.9 million) from £163.0 million ($256.0 million) for the same period of 2002.

Contributing to the improvement in combined segment profit were greater revenues associated with a growing customer base and an expansion in profit margins. The expanding margins reflect increased ARPU due to the favourable customer mix resulting from an increased number of high-margin broadband and telephony customers in ntl Home, and the ongoing focus on reducing cost across the Company.  In the fourth quarter of 2003, ntl Home and ntl Business also benefited from a release of approximately £18.0 million ($29.4 million) of accruals in respect of the favourable resolution of billing matters with certain providers of interconnect-related services.

Net loss

For the three months ended December 31, 2003, net loss decreased by 78.5% in UK pounds to £130.2 million ($223.9 million) from £604.9 million ($931.3 million) for the same period of 2002.  This improvement was primarily due to the absence of charges recorded in 2002 relating to the impairment of long-lived assets of £278.3 million ($418.5 million), together with a reduction in other charges due to lower restructuring costs. ntl also benefited from foreign currency transaction gains due to the effect of the change in exchange rates on the US dollar denominated debt of our subsidiary companies Diamond Holdings and ntl Triangle.

Fixed asset additions (accrual basis)

Fourth quarter 2003 fixed asset additions (accrual basis) were £63.6 million ($109.0 million).  Approximately 40 per cent of the fourth quarter’s fixed assets additions (accrual basis) were for customer premises equipment (CPE), in support of ntl Home’s customer growth.

Year ended December 31, 2003

Revenue

For the year ended December 31, 2003, consolidated revenues increased by 2.6 per cent in UK pounds to £2,229.7 million ($3,645.2 million) from £2,173.2 million ($3,265.1 million) in the prior year.

Revenue increases were primarily driven by ntl Home where an increase in overall customers, particularly broadband customers, improved revenues by £70.4 million year over year.  ntl Ireland grew revenues by £12.6 million year over year primarily through increasing digital television customer penetration.  Higher revenues from public safety contracts contributed to a £11.3 million increase in ntl Broadcast revenues.  These increases were partly offset by a decline of £30.6 million in ntl Business, as the division completed the restructuring of its product and customer base in order to enhance profitability, and a decrease of £7.2 million in ntl Carriers mainly as a result of an excess capacity in the wholesale market that has adversely affected pricing during 2003.

Combined segment profit

For the year ended December 31, 2003, combined segment profit increased by 13.1 per cent in UK pounds to £733.5 million ($1,199.1 million) from £648.3 million ($974.1 million) in the prior year.

Higher revenues and expanding margins from broadband and telephony growth in ntl Home, together with a reduction in our cable television program costs and telephone interconnect costs, contributed to an £83.7 million increase in ntl Home combined segment profit in 2003.  ntl Business’ focus on more profitable customers and products, together with reduced headcount contributed to a £34.4 million increase in combined segment profit year over year. In addition, increased revenues together with lower bad debt in ntl Ireland resulted in a £10.6 million improvement in 2003 combined segment profit.  ntl Broadcast grew combined segment profit by £5.2 million.

These increases were partly offset by a £6.7 million decline in ntl Carriers segment profit due to lower revenues and a £42.0 million increase in Shared Services costs, which were largely due to employee related costs and the absence of 2002’s favourable balance sheet provision releases.

Net loss

For the year ended December 31, 2003, net loss decreased by 63.0% in UK pounds to £583.6 million ($954.2 million) from £1,581.2 million ($2,375.8 million) for 2002.  This improvement primarily reflected the absence of charges recorded in 2002 relating to the impairment of long-lived assets of £296.2 million ($445.1 million), together with a reduction in other charges of £234.1 million caused by lower restructuring costs and the absence of provisions for uncollectable amounts due from ntl’s former ultimate parent company (NTL Europe Inc.) recorded in 2002.  Segment profit increases also reduced ntl’s net loss by £85.2 million.  In addition recapitalization costs of £101.8 million ($152.9 million) incurred in 2002 relating to ntl’s Chapter 11 reorganisation did not recur in 2003.

Finally ntl benefited from foreign currency transaction gains of £33.0 million ($54.0 million) as compared with losses of £62.6 million ($94.1 million) for 2002. These gains in 2003 were primarily because of the effect of changes in exchange rates on the US dollar denominated debt of our subsidiaries Diamond Holdings and ntl Triangle.

Fixed asset additions (accrual basis)

In order to provide comparable data to the US Cable industry, and in accordance with NCTA (National Cable & Telecommunications Association) reporting guidelines*, ntl has allocated fixed asset additions (accrual basis) to the standard NCTA reporting categories.

For the year ended December 31, 2003, fixed asset additions were £277.2 million ($453.2 million).  Overall, between 70 and 75 per cent of ntl’s fixed asset additions were growth oriented, with the largest component related to CPE, in support of ntl Home’s customer growth. CPE includes cable modems, set top boxes and remote controls as well as the costs incurred in connecting previously unwired homes.

Scaleable infrastructure expenditures reflect non-CPE related costs including headend equipment, telephone switches, data and voice traffic costs in addition to product development costs.  This expenditure is necessary in order to increase capacity in the network and enhance our products, permitting future customer growth.

Commercial expenditures include the network and infrastructure costs incurred when providing high speed data and voice services to business customers.

Support capital includes £22.6 million ($36.9 million) associated with ntl’s Harmony billing system integration together with other IT costs.

We expect to spend approximately £370.0 million ($660.0 million) on fixed asset additions during 2004.

	12 months 2003		Q4 2003
(figures in millions) unaudited	£	$	£	$
UK Fixed Asset Additions (Accrual Basis)
NCTA Fixed Asset Additions (Accrual Basis)
CPE	127.6	208.6	25.7	44.4
Scaleable Infrastructure	47.6	77.8	15.8	26.6
Commercial	22.4	36.6	4.9	8.2
Line Extensions	0.2	0.3	(0.3)	(0.5)
Upgrade/Rebuild	5.5	9.0	0.7	1.2
Support Capital	55.9	91.4	16.3	27.8
Total NCTA Fixed Asset Additions (Accrual Basis)	259.2	423.7	63.1	107.7
Non NCTA Fixed Asset Additions (Accrual Basis)
Broadcast/Other	6.7	11.0	(2.3)	(3.5)
Total UK Fixed Asset Additions (Accrual Basis)	265.9	434.7	60.8	104.2
Ireland	11.3	18.5	2.8	4.8
Total Fixed Asset Additions (Accrual Basis)	277.2	453.2	63.6	109.0

* ntl is not a member of the NCTA and is providing this information solely for comparative purposes.

Cash and cash equivalents

At December 31, 2003, ntl’s cash and cash equivalents increased to £446.1 million ($795.9 million).   The improvement in cash reflects stronger operating performance, greater efficiency in the fixed asset program and the election to pay the first six months’ interest under the 19 per cent note, in-kind.

For the use of non-GAAP financial measures please reference pages 19-22.

The principal reporting currency for the company is the U.S. dollar however the functional currencies of our subsidiaries are the British Pound Sterling and the Euro.

Unless otherwise disclosed all amounts in U.S. dollars as of December 31, 2003 are based on an exchange rate of $1.7842 to £1 and all amounts disclosed for the year ended December 31, 2003 are based on an average exchange rate of $1.6348 to £1.  All amounts disclosed for the year ended December 31, 2002 are based on an average exchange rate of $1.5025 to £1.  U.S. dollar amounts for the quarter ended December 31, 2003 are derived from the full year results converted at the average exchange rate for the year ended December 31, 2003 less the average exchange rate for the nine months ended September 30, 2003 of  $1.6107 to £1.  U.S. dollar amounts for the quarter ended December 31, 2002 are derived from the full year results converted at the average exchange rate for the year ended December 31, 2002 less the average exchange rate for the nine months ended September 30, 2002 of  $1.4795 to £1.  The variation between the 2002 and 2003 exchange rates has impacted the dollar comparisons significantly.

Segment Review

ntl Home

In the fourth quarter, ntl Home continued to increase net customer additions, adding approximately 58,400 net customers and ending the quarter with 2,867,900 customers, a 6.8 per cent increase from Q4 2002.  In addition, ntl Home added approximately 133,700 RGUs in the fourth quarter, ending 2003 with 5,497,800 RGUs, a 10.3 per cent increase from Q4 2002.

The number of broadband customers increased by approximately 84,600 to 949,200 in the fourth quarter and stands at over 1 million today. ntl has increased its broadband customer base by 432,100 during 2003 of which 26,000 had registered for our content package Broadband Plus at year-end.  Of the 43,000 broadband customers now registered for Broadband Plus, approximately 9 per cent have upgraded to 600K or 1Mb services.  Broadband growth for 2004 is targeted at 25-30 per cent, reflecting continued industry-leading penetration of our existing customer base and further penetration within our marketing area.

For the year ended December 31, 2003, ntl Home revenues increased by 4.9 per cent in UK pounds to £1,494.1 million ($2,442.5 million) from £1,423.7 million ($2,139.0 million) in the prior year.

The increase in revenue was primarily the result of 432,100 additional broadband customers and 113,500 additional on-net telephone customers compared to the prior period, price increases introduced in May 2003 and increased wholesale internet services.  These increases were partly offset by a reduction in off-net revenues because of the cessation of services supporting previously-owned ConsumerCo indirect-access customers and the reduction in port charges, billed to us by BT and subsequently passed onto to our wholesale internet customers.

For the year ended December 31, 2003, ntl Home segment profit increased by 14.2 per cent in UK pounds to £673.8 million ($1,101.6 million) from £590.1 million ($886.6 million) in the prior year.

The increase in segment profit is primarily associated with the higher revenues, together with reductions in our cable television program costs, as a result of renegotiated contracts with some content providers, and in our telephone interconnect costs. Interconnect cost reductions resulted from our effort to route our outbound telephony traffic more effectively and from OFTEL mandated reductions in interconnect rates.  In addition, further operational efficiencies and cost cutting, including lower bad debt charges owing to improved collection procedures, together with a reduction in amounts previously charged by local authorities in respect of rates payable on our network, have increased ntl Home segment profit in the year ended December 31, 2003.  ntl Home also benefited from a release of approximately £14.0 million ($22.9 million) of accruals in respect of the favourable resolution of billing matters with certain providers of interconnect-related services.  These gains were partly offset by increased sales and marketing costs, including related employee costs, in support of the growth in customers together with the expensing of costs that are no longer applicable to capital activities and therefore no longer capitalised.

ntl Home has increased the number of its triple play customers (taking telephone, TV and broadband internet services) by 58.4 per cent year over year to a total of 591,300 in Q4 2003 from 373,300 in Q4 2002.  This represents 20.6 per cent of our customers now subscribing to all three services compared to 13.9 per cent in Q4 2002.  Given the levels of internet and multichannel TV penetration in the UK as a whole, and our already market-leading levels of broadband penetration of our customer base, further increases in this percentage are likely to be gradual.

Average Revenue per User (ARPU) increased to £41.96 in the fourth quarter, an increase of £1.93 over Q4 2002.  ARPU growth continues to be driven by the growth of our broadband and DTV businesses and by the migration of telephony customers to premium ‘Talk Plan’ packages.

Annualised churn declined from 15.9 per cent in Q4 2002 to 13.2 per cent in Q4 2003.  The reduction in customer churn correlates with improvements in the overall customer experience.

ntl Home increased its market share in telephony during 2003, gaining 113,500 on-net customers and 47,500 off-net customers.  During the fourth quarter ntl Home increased the number of on-net telephony customers by 35,200 to 2,525,000, compared to a loss of 13,500 telephone customers in Q4 2002.  The off-net telephony base increased by 16,700 to 138,300 in the fourth quarter 2003, compared with a loss of 6,800 in Q4 2002.

ntl Home increased the number of television customers by 13,900 to 2,023,600 in the fourth quarter, compared to a loss of 10,000 television customers in Q4 2002.  Approximately 66 per cent of ntl’s television customers now subscribe to digital TV, with an additional 35,200 customers taking the digital television service in Q4 2003.

ntl Home — Summary Customer Statistics:

	Q4-2003	Q3-2003	Q2-2003	Q1-2003	Q4-2002
On-net
Total Customers (1)	2,867,900	2,809,500	2,753,300	2,713,500	2,686,400
Customer additions	153,900	158,500	129,300	116,100	105,800
Customer disconnects	95,500	102,300	89,500	89,000	108,100
Net customer movement	58,400	56,200	39,800	27,100	(2,300)
Churn (annualised) (2)	13.2%	14.4%	12.9%	13.0%	15.9%
Revenue Generating Units (3)	5,497,800	5,364,100	5,240,700	5,125,300	4,983,900
Television	2,023,600	2,009,700	2,022,800	2,037,700	2,055,300
DTV	1,330,000	1,294,800	1,269,700	1,255,200	1,229,000
Telephone	2,525,000	2,489,800	2,453,700	2,426,700	2,411,500
Broadband	949,200	864,600	764,200	660,900	517,100
RGU/Customer	1.92x	1.91x	1.90x	1.89x	1.86x
Internet dial-up and DTV access	420,700	421,500	425,800	436,300	470,200
Average Revenue Per User (4)	£41.96	£41.43	£41.04	£40.65	£40.03

Off-net
Total customers	138,300	121,600	99,800	91,400	90,800

(1)                                  Total customers include master antenna television, or MATV customers

(2)                                  Our customer churn rate is calculated by dividing the number of customers lost in the most recent quarter, multiplied by four, by the average total number of customers we serviced during that quarter.

(3)                                  Each telephone, television and broadband Internet subscriber directly connected to our network counts as one RGU.  Accordingly, a subscriber who receives both telephone and television service counts as two RGUs.  RGUs may include subscribers receiving some services for free or at a reduced rate in connection with incentive offers. NCTA reporting guidelines for the US Cable industry do not recognise dial-up Internet customers as RGUs, although they are revenue generating for ntl.

(4)                                  Average Revenue Per User is calculated on a monthly basis by dividing total revenues generated from the provision of telephone, cable television and Internet services to customers who are directly connected to our network in that month, exclusive of VAT, by the average number of customers in that month.  ARPU includes the former customers of BT Cable and MATV subscribers.

ntl Business

ntl Business provides a competitive range of voice, data and internet products to business customers and Public Sector organisations that can be economically connected to ntl’s network.

For the year ended December 31, 2003, ntl Business revenues decreased by 9.8 per cent in UK pounds to £282.1 million ($461.2 million) from £312.7 million ($469.8 million) in the prior year.

The decrease in revenue continued to be due to a reduction in the number of customers, major installations and orders as we executed our strategy of focusing on a smaller but more profitable customer base.  We expect ntl Business to return to managed, steady revenue growth in 2004.

For the year ended December 31, 2003, ntl Business segment profit increased by 49.2 per cent in UK pounds to £104.3 million ($170.4 million) from £69.9 million ($105.0 million) in the prior year and its segment profit margin increased to over 35 per cent in 2003 from 22.4 per cent in 2002.

The reductions in revenue in 2003 did not have a material impact on segment profit due to the low profitability of the foregone revenue streams.  The increase in segment profit was a consequence of a number of cost reduction initiatives as well as the release of approximately £4.0 million ($6.5 million) of accruals in respect of the favourable resolution of billing matters with certain providers of interconnect-related services, together with a reduction in amounts charged by BT in respect of partial private circuits. These improvements in segment profit were partly offset by the expensing of costs that are no longer applicable to capital activities and therefore no longer capitalised.

Having realigned its strategy, ntl Business began to position itself for a return to growth in the fourth quarter, by winning a 6-year contract with City College Manchester to supply broadband links between college sites and securing a 3-year contract to provide a managed wide-area voice service to two NHS trusts and four Primary Care Trusts in Portsmouth, South East Hampshire and the Isle of Wight.

ntl Broadcast

ntl Broadcast provides digital and analogue television and radio broadcast transmission services, network management, tower site rental and satellite and media services as well as radio communications to public safety organisations in the UK.

For the year ended December 31, 2003, ntl Broadcast revenues increased by 4.4 per cent in UK pounds to £268.6 million ($439.2 million) from £257.3 million ($386.6 million) in the prior year.

The increase in revenue was a result of the continued rollout of digital radio services together with the implementation of a number of public safety, radio communications contracts.  These increases were partly offset by reduced media revenues, due to a continued decline in the fixed satellite market, and the slowing down of installation services for cellular network rollouts.

For the year ended December 31, 2003, ntl Broadcast segment profit increased 4.7 per cent in UK pounds to £115.5 million ($188.7 million) from £110.3 million ($165.8 million) in the prior year.

The increase in segment profit was due to improved revenues and reduced costs through the merger of Broadcast and Public Safety field forces.

Revenues from the Public Safety sector grew by 23.4 per cent in 2003 and the order value for the year amounted to £76.0 million ($135.6 million).  The Public Safety group is maintaining its 75 per cent share in analogue-to-digital replacement services, supplying and supporting county police forces with digital terminals to work with the new national Airwave communications system.  Fourth quarter contract wins include an exclusive three-year framework contract with HM Prison Service for analogue replacement of communications systems in all of England’s 128 prison facilities, and a mobile data system for Surrey Ambulance.

Media Solutions signed contracts with an order book value of £22.0 million ($39.3 million) in the fourth quarter including two additional digital radio transmission contracts bringing the ntl total to 38 out of a possible 42 awarded in the UK. With a view to marketing new products, ntl has secured a contract worth £0.6 million ($1.0 million) for a datacasting trial.

The Wireless Solutions group, which provides site amenities and managed infrastructure services to the wireless communications industry, secured a long-term contract in Q4 2003 with a major UK mobile phone operator for its urban connectivity solution.  The CityCell solution offers improved capacity and coverage in city centres, utilising a shared infrastructure of discreet, low power antennas.  The contract is the first of its kind and one that we expect will act as a blueprint for other operators and cities.

ntl Carriers

ntl Carriers provides a range of wholesale telecommunications services over ntl’s national network supporting voice, data and mobile operators.  Products include network design and build, voice transit and termination, managed infrastructure services such as fibre and co-location along with retail products such as leased lines.

For the year ended December 31, 2003, ntl Carriers revenues decreased 6.0 per cent in UK pounds to £112.4 million ($183.8 million) from £119.6 million ($179.7 million) in the prior year.

The primary reason for this decline is excess capacity in the carriers market that has adversely affected pricing during 2003 and intensified competition for new business. In addition, during the year ended December 31, 2002, ntl Carriers was able to recognize some revenues, which had previously been deferred, as a result of the insolvency of certain customers which released us from our obligations under our contracts with them. These revenues were not repeated for the year ended December 31, 2003. The decline in revenues from carrier services has been partly offset by increased revenues from mobile telecommunications operators.

For the year ended December 31, 2003, ntl Carriers segment profit decreased by 6.8 per cent in UK pounds to £92.2 million ($150.8 million) from £98.9 million ($148.6 million) in the prior year.

The decrease in segment profit was primarily due to the decline in revenues.

ntl Ireland

ntl Ireland ended a year of continued financial improvement, increasing its segment profit margin to approximately 35 per cent from approximately 25 per cent in 2002.

For the year ended December 31, 2003, ntl Ireland increased revenues by 21.0 per cent in UK pounds to £72.5 million ($118.5 million) from £59.9 million ($90.0 million) in the prior year.

Revenue growth was mainly due to increased digital subscribers, the impact of basic product price increases at the beginning of 2003 and beneficial movements in exchange rates. Revenues also include an amount of one-off Q4 2003 revenue associated with the favourable ruling in the Irish Supreme Court regarding the VAT rates applicable on some of our services. This revenue growth was partly offset by a reduction in our basic analogue subscribers.

For the year ended December 31, 2003, ntl Ireland increased segment profit by 71.6 per cent in UK pounds to £25.4 million ($41.6 million) from £14.8 million ($22.2 million) in the prior year.

Segment profit grew due to increased revenues, improvements in bad debt management as a result of our more rigorous credit policy and other operating efficiencies.  In addition, during the third quarter of 2003, in conjunction with the UK, ntl Ireland successfully renegotiated its contract with IBM for outsourced IT services, which resulted in a reduction in rates charged.  These cost reductions have been partly offset by increased employee costs and the expensing of costs that are no longer applicable to capital activities and therefore no longer capitalised.

ntl Ireland ended the quarter with approximately 344,300 residential customers. Digital television customers grew by approximately 11,700 to 71,300 (including MMDS).

Shared Services

Shared Services predominantly apply to UK operations.

The majority of the networks component of Shared Services cost relates to network operations, enabling the day-to-day running of the network, with the remainder comprising data and voice capacity management and, to a lesser degree, architecture and standards.  Architecture and standards ensure that current network design is adhered to and that designs are developed for future network capabilities.   Networks account for approximately 21 per cent of total Shared Services costs.

The central support and IT component of Shared Services comprises a range of functions including group site services, finance, human resources, supply chain, legal affairs, risk assurance, communications, IT and US corporate costs.  Of these, IT currently accounts for approximately 28 per cent of the total Shared Services costs, group site services a further approximately 25 per cent of total Shared Services costs and HR, finance, supply chain, legal and communications together account for approximately 18 per cent of total Shared Services costs.

For the year ended December 31, 2003, ntl Shared Services loss increased by 17.8 per cent in UK pounds to £277.7 million ($454.0 million) from £235.7 million ($354.1 million) in the prior year.

This increase is primarily due to the absence of 2002’s favourable balance sheet releases, together with increased employee related costs which include a higher pension fund charge compared to 2002.  The year-over-year increase has been partly offset by savings resulting from the favourable re-negotiation of our contract with IBM for outsourced IT services, and a reduction in our property and related facility costs.

Other Matters

Stock based compensation

Following the approval by the compensation committee of our board of directors, we adopted the ntl Incorporated 2003 Stock Option Plan. Effective January 1, 2003, we have adopted, and account for this plan under, the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, (FAS 123) which has been and will be applied to all employee awards granted, modified, or settled after January 1, 2003.

The adoption of FAS123 has reduced segment profit across the divisions resulting in an overall £3.9 million ($6.4 million) reduction in 2003.  We have adopted this change of accounting policy effective Q1 2003 using the prospective method as outlined in FAS148.  The prospective method has caused us to restate previous 2003 quarters’ segment profit as follows: £0.2 million ($0.3 million) reduction in Q1 2003 and £1.3 million ($2.1 million) reduction for each of Q2 and Q3 2003. Having changed our accounting policy, we expect a FAS123 charge of about £3.9 million ($6.4 million) in 2004, for options granted as of December 31, 2003.

Bonus plans

The majority of ntl employees participated in our 2003 Bonus Scheme and are eligible to receive a bonus payment equal to a percentage of their base salary, as determined by their level of employment, based upon the attainment of performance targets.  Additional expense of £5.7 million ($9.3 million) was booked in the fourth quarter 2003, collectively across all divisions, reflecting performance above targets for the year.

In addition, a number of our employees are eligible to participate in a three year, long-term incentive plan for which a £12.3 million ($20.1 million) provision was made, collectively across all divisions, in the fourth quarter of 2003.   Additional provisions may continue to be made for the duration of the plan until December 31, 2005, consistent with group performance, relative to established targets.

Balance sheet accruals

During the fourth quarter 2003, certain balance sheet releases were recorded as a result of a normal, comprehensive year-end balance sheet review.  Individually, the adjustments were immaterial to reported results.  Collectively, they resulted in a positive impact on segment profit and offset the adverse impact of the compensation accruals discussed above.

Revenue Summary (in £ millions)* unaudited

	Q4-2003	Q3-2003	Q2-2003	Q1-2003	Q4-2002

HOME
On-Net	£358.1	£345.5	£336.1	£328.9	£319.3
Wholesale & Off-Net	32.6	26.3	33.4	33.2	33.4
Total	390.7	371.8	369.5	362.1	352.7

BUSINESS	66.5	69.4	71.2	75.0	74.9

BROADCAST
Media	42.2	40.4	39.7	39.7	39.5
Wireless	12.2	11.1	10.8	11.0	11.2
Public Safety	17.5	16.1	14.3	13.6	12.5
Total	71.9	67.6	64.8	64.3	63.2

CARRIERS	28.9	28.5	27.4	27.6	26.8

IRELAND	18.7	17.9	18.4	17.5	15.8

TOTAL REVENUES	£576.7	£555.2	£551.3	£546.5	£533.4

* In Q1 2003, ntl implemented a reorganisation of certain of its business units.  The associated changes included moving the Company’s Wholesale Internet division from ntl Business to ntl Home, its Public Safety division from ntl Business to ntl Broadcast and creating ntl Carriers by merging its carriers division with its mobile division and removing both from ntl Business.  In addition, the allocation of certain costs from Shared Services to the various business units and the allocation of costs between ntl Home and ntl Business have changed.  Finally, Corporate Expenses are now included in Central Support.  The Revenue and Combined Segment Profit analysis in the Financial Review is presented in the revised structure and prior periods have been restated accordingly.

Segment Profit (Loss) Summary (in £ millions) unaudited

	Q4-2003	Q3-2003	Q2-2003	Q1-2003	Q4-2002

HOME
On-Net	£170.9	£163.8	£152.2	£143.7	£132.5
Wholesale & Off-Net	10.6	12.4	11.2	9.0	11.8
Total	181.5	176.2	163.4	152.7	144.3

BUSINESS	32.5	26.8	23.9	21.1	10.9

BROADCAST
Media	21.9	20.0	19.5	20.6	17.9
Wireless	6.6	5.6	5.2	5.7	4.6
Public Safety	3.5	2.5	2.1	2.3	1.1
Total	32.0	28.1	26.8	28.6	23.6

CARRIERS	23.0	23.8	23.2	22.2	22.4

IRELAND	7.4	7.5	5.6	4.9	3.5

SHARED SERVICES
Networks	(13.6)	(14.0)	(14.6)	(16.9)	4.0
Central Support/IT	(58.2)	(48.3)	(55.8)	(56.3)	(45.7)
Total	(71.8)	(62.3)	(70.4)	(73.2)	(41.7)

COMBINED SEGMENT PROFIT	£204.6	£200.1	£172.5	£156.3	£163.0

Corporate expenses are now included in Central Support/IT.  Prior periods have been restated accordingly.

Q4 2002 includes the net effect of accounting adjustments of £4.0m.  This includes:

•                  the reallocation of approximately £41.2 million of expenditures from capitalised costs to expense in the following divisions: ntl Home £13.3 million, ntl Business £7.7 million, ntl Broadcast £0.6 million, and ntl Shared Services £19.6 million. These amounts relate pro rata to each quarter of 2003.

•                  the release of provisions no longer necessary,  principally in ntl Shared Services, totalling £43.4 million, which were originally recorded in prior years.

•                  a charge relating to pension costs of £6.2 million in ntl Shared Services.

There was no impact on cash in 2002 from these adjustments.

There were a number of one-time transactions in Q4 2003.  The most significant of these related to the favourable resolution of billing matters with certain providers of interconnect-related services, which contributed approximately £14 million ($22.9 million) to ntl Home segment profit and approximately £4 million ($6.5 million) to ntl Business segment profit.

Consolidated Statements of Operations (unaudited)

Financial results for the period to December 31, 2003 (in $ millions except per share data)

	Year ended December 31,
	2003	2002
	Reorganized	Predecessor
	Company	Company

Revenue	$3,645.2	$3,265.1

Costs and expenses
Operating costs (excluding depreciation)	(1,545.9)	(1,502.5)
Selling, general and administrative expenses	(900.2)	(788.5)
Long-lived asset impairments	—	(445.1)
Non-cash compensation	—	—
Other charges	(40.7)	(389.2)
Depreciation	(1,233.2)	(1,477.9)
Amortization	(203.4)	(63.7)
	(3,923.4)	(4,666.9)

Operating (loss)	(278.2)	(1,401.8)

Other income (expense)
Interest income and other, net	17.0	30.9
Interest expense (contractual interest of $1,425.4 (2002))	(746.4)	(780.2)
Recapitalization expense	—	(152.9)
Share of (losses) from equity investments	(0.5)	(3.4)
Other gains (losses)	—	—
Foreign currency transaction gains (losses)	54.0	(94.1)

(Loss) before income taxes	(954.1)	(2,401.5)
Income tax (expense) benefit	(0.1)	25.7

Net (loss)	$(954.2)	$(2,375.8)

Basic and diluted net loss per common stock — (pro forma in 2002 and 2001)	$(17.61)	$(47.05)

Weighted average number of shares outstanding — (pro forma in 2002 and 2001)	54.2	50.5

ntl Incorporated and Subsidiaries Balance Sheets (in $ millions except share data) unaudited

	December 31,	December 31,
	2003	2002
	Reorganized	Predecessor
	Company	Company
Assets
Current assets
Cash and cash equivalents	$795.9	$502.0
Marketable securities	—	5.2
Accounts receivable — trade, less allowance for doubtful accounts of $84.3 (2003) and $92.7 (2002)	405.3	395.9
Due from affiliates	—	1.6
Prepaid expenses	180.1	170.0
Other current assets	55.8	96.0
Total current assets	1,437.1	1,170.7

Fixed assets, net	7,880.5	11,088.9
Reorganization value in excess of amounts allocable to identifiable assets	539.1	—
Goodwill	—	330.6
Intangible assets, net	1,178.9	64.7
Investments in and loans to affiliates, net	2.3	8.4
Other assets, net of accumulated amortization of $70.1 (2003) and $184.8 (2002)	134.9	378.1

Total assets	$11,172.8	$13,041.4

Liabilities and shareholders’ equity (deficiency)
Current liabilities
Accounts payable	$260.0	$385.8
Accrued expenses	656,7	745.1
Accrued construction costs	33.6	70.4
Interest payable	194.6	177.3
Deferred revenue	434.8	359.8
Other current liabilities	27.1	271.5
Current portion of long-term debt	2.3	5,955.4
Total current liabilities	1,609.1	7,965.3

Long-term debt, net of current portion	5,728.4	—

Other long-term liabilities	137.2	—
Deferred income taxes	0.1	94.4
Commitments and contingent liabilities
Liabilities subject to compromise	—	10,157.8
Shareholders’ equity (deficiency)
Series preferred stock — $.01 par value; authorized 5,000,000 (2003) and none (2002) shares; issued and outstanding none	—	—
Common stock — $.01 par value; authorized 400,000,000 (2003) and 100 (2002) shares; issued and outstanding 86,916,614 (2003) and 13 (2002) shares	0.9	—
Additional paid-in capital	4,325.0	14,045.5
Unearned stock-based compensation	(15.0)	—
Accumulated other comprehensive income (loss)	341.3	(653.6)
Accumulated (Deficit)	(954.2)	(18,568.0)

Total shareholders’ equity (deficiency)	3,698.0	(5,176.1)

Total liabilities and shareholders’ equity (deficiency)	$11,172.8	$13,041.4

ntl Incorporated and Subsidiaries Consolidated Statement of Cashflows (in $ millions) unaudited

	12 months ended December 31
	2003	2002
	Reorganized	Predecessor
	Company	Company
Operating Activities
Net (loss)	$(954.2)	$(2,375.8)
Adjustments to reconcile net (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,436.6	1,541.6
Asset impairments	—	445.1
Non-cash compensation	13.0	—
Non-cash restructuring charge	—	7.5
Equity in losses of unconsolidated subsidiaries	0.5	3.4
Gain or (loss) on sale of assets	—	—
Provision for losses on accounts receivable	27.4	55.2
Provision for cancellation of receivables from ntl Europe Inc.	—	284.4
Deferred income taxes	(10.9)	(29.3)
Amortization of original issue discount & deferred finance costs	136.3	96.7
Other	0.7	145.1

Changes in operating assets and liabilities, net of effect from business acquisitions and dispositions
Accounts receivable	3.2	108.9
Other current assets	(27.2)	72.5
Prepaid expenses	7.7	—
Other assets	—	0.1
Accounts payable	(39.9)	(144.5)
Other current liabilities	(35.9)	—
Accrued expenses and other	(69.1)	12.6
Deferred revenue	32.9	35.2

Net cash provided by (used in) operating activities	521.1	258.7

Investing activities
Acquisition, net of cash required	—	—
Purchase of fixed assets	(574.2)	(680.9)
Investments in and loans to affiliates	5.4	(6.7)
Decrease (increase) in other assets	—	(166.5)
Loan to ntl Europe, Inc.	—	—
Proceeds from sale of assets	—	15.1
Purchase of marketable securities	—	(10.8)
Proceeds from sales of marketable securities	5.2	5.6
Net cash (used in) investing activities	(563.6)	(844.2)

Financing activities
Proceeds from borrowings, net of financing costs	—	670.1
Net proceeds from rights offering	1,367.0	—
Proceeds from employee stock options	3.0	—
Principal payments on long-term debt	(1,249.1)	(8.6)
Proceeds from borrowings from ntl (Delaware), Inc.	—	135.2
Distribution to ntl (Delaware), Inc.	—	—
Contribution from ntl (Delaware), Inc.	—	3.9
Net cash provided by financing activities	120.9	800.6
Effect of exchange rate changes on cash and cash equivalents	76.8	35.8
Increase (decrease) in cash and cash equivalents	155.2	250.9
Cash and cash equivalent at beginning of year	640.7	251.1
Cash and cash equivalent at end of year	$795.9	$502.0

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

Segment Profit (Loss)

ntl’s primary measure of profit or loss for each of our reportable segments is segment profit (loss). Our management, including our chief executive officer who is our chief operating decision maker, considers segment profit (loss) an important indicator of the operational strength and performance of our reportable segments. Segment profit (loss) for each division excludes the impact of costs and expenses that do not directly affect our cash flows or do not directly relate to the operating performance of that division. These costs and expenses include depreciation, amortisation, interest expense, foreign currency transaction gains (losses), share of income (losses) from equity investments, and taxation.

Other charges, including restructuring charges, and recapitalization expenses and other losses are also excluded from segment profit (loss) as management believes they are not characteristic of our underlying business operations. Furthermore management believes that some of the components of these charges are not directly related to the performance of a single reportable segment.

Combined Segment Profit

Combined segment profit is not a financial measure recognised under GAAP. Combined segment profit represents our combined earnings before interest, taxes, depreciation and amortisation, other charges, share of (losses) from equity investments, foreign currency transaction gains (losses) and recapitalization items, net, for each of our reportable business segments. This measure is most directly comparable to the GAAP financial measure net income (loss). Some of the significant limitations associated with the use of combined segment profit as compared to net income (loss) are that combined segment profit does not consider the amount of required reinvestment in depreciable fixed assets, interest expense, gains or losses on foreign currency transactions, income tax expense or benefit and similar items on our results of operations. Combined segment profit also ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations. We compensate for these limitations by using combined segment profit to measure profit or loss on a combined divisional basis and not to determine our consolidated results of operations.

We believe combined segment profit is helpful for understanding our performance and assessing our prospects for the future, and that it provides useful supplemental information to investors. In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations to net income (loss), shown below, provide a more complete understanding of factors and trends affecting our business. Because non-GAAP financial measures are not standardised, it may not be possible to compare combined segment profit (loss) with other companies’ non-GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for net income (loss) or other measures of financial performance reported in accordance with GAAP.

Fixed Asset Additions (Accrual Basis)

ntl’s primary measure of expenditures for fixed assets is Fixed Asset Additions (Accrual Basis).  Fixed Asset Additions (Accrual Basis) is defined as the purchase of fixed assets as measured on an accrual basis.  ntl’s business is underpinned by its significant investment in network infrastructure and information technology.   Management therefore considers Fixed Asset Additions (Accrual Basis) an important component in evaluating ntl’s liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations.  Fixed Asset Additions (Accrual Basis) (formerly Capital Expenditure) is most directly comparable to the GAAP financial measure purchases of fixed assets as reported in the Statement of Cash Flows.  The significant limitations associated with the use of Fixed Asset Additions (Accrual Basis) as compared to purchases of fixed assets are (1) Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities related to purchases of fixed assets and (2) Fixed Asset Additions (Accrual Basis) excludes capitalised interest.  Management excludes these amounts from Fixed Asset Additions (Accrual Basis) because both are more related to the cash management treasury function than to ntl’s management of fixed asset purchases for long-term operational performance and liquidity.  Management compensates for these limitations by separately measuring and forecasting working capital and interest payments.

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP accepted in the United States.  These non-GAAP financial measures reflect an additional way of viewing aspects of ntl’s operations that, when viewed with ntl’s GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting ntl’s business.  Management encourages investors to review ntl’s financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

Reconciliation of

Revenue to US GAAP Revenue and Reconciliation of Combined Segment Profit
to US GAAP net loss

(in millions)

unaudited

		3 months	3 months	3 months	3 months
	Year ended	ended	ended	ended	ended	Year ended
	December 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2003	2003	2003	2003	2003	2002

Revenue (in £’s)	£2,229.7	£576.7	£555.2	£551.3	£546.5	2,173.2

Effective exchange rate	1.63	1.70	1.61	1.61	1.60	1.50

US GAAP Revenue (in US$’s)	$3,645.2	$982.7	$894.1	$892.5	$875.9	3,265.1

Combined Segment Profit (in £’s)	£733.5	£204.6	£200.1	£172.5	£156.3	£648.3

Effective exchange rate	1.63	1.70	1.61	1.61	1.60	1.50

Combined Segment Profit (in US$’s)	$1,199.1	$346.9	$322.4	$279.4	$250.4	974.1

Reconciling items:
Asset impairments	—	—	—	—	—	(445.1)
Other Charges	(40.7)	(12.7)	(4.2)	(20.9)	(2.9)	(389.2)
Depreciation & Amortisation	(1,436.6)	(414.6)	(346.7)	(341.1)	(334.2)	(1,541.6)
Interest income (expense) and other, net	(729.4)	(188.2)	(183.7)	(183.7)	(173.8)	(749.3)
Share of income (losses) from equity investments	(0.5)	1.0	—	(1.6)	0.1	(3.4)
Foreign currency transaction (losses) gains	54.0	33.0	3.4	21.0	(3.4)	(94.1)
Recapitalization expense	—	—	—	—	—	(152.9)
Income tax benefit (expense)	(0.1)	10.7	18.0	(12.6)	(16.2)	25.7
Subtotal	(2,153.3)	(570.8)	(513.2)	(538.9)	(530.4)	(3,349.9)

US GAAP net (loss) in (US$)	$(954.2)	$(223.9)	$(190.8)	$(259.5)	$(280.0)	$(2,375.8)

£ Equivalent net loss	£(583.6)	£(130.2)	£(118.4)	£(160.3)	£(174.7)	£(1,581.2)

Reconciliation of

Fixed Asset Additions (accrual basis)
to US GAAP Purchase of Fixed Assets
(in millions)

unaudited

		3 months	3 months	3 months	3 months
	Year ended	ended	ended	ended	ended
	December 31,	December 31,	September 30,	June 30,	March 31,
	2003	2003	2003	2003	2003
Fixed Asset Additions (accrual basis) (in £’s)	£277.2	£63.6	£58.9	£72.2	£82.5

Effective exchange rate	1.63	1.71	1.61	1.61	1.60

Fixed Asset Additions (accrual basis) (in US $’s)	$453.2	$109.0	$95.0	$117.0	$132.2

Other items
Changes in liabilities related to Fixed Asset	115.5	7.7	62.8	(4.4)	49.4
Additions (accrual basis)
Capitalized interest	5.5	—	—	1.9	3.6
Subtotal	121.0	7.7	62.8	(2.5)	53.0

Purchase of Fixed Assets (in US $’s)	$574.2	$116.7	$157.8	$114.5	$185.2

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Various statements contained herein constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995.  When used herein, the words “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements.  These factors include those set forth under the caption “Risk Factors” in our Registration Statement or Form S-1 that was filed with the SEC on November 4, 2003, such as:

•                  potential adverse developments with respect to our liquidity or results of operations;

•                  the significant debt payments commencing in 2005 and other contractual commitments coming due over the next several years;

•                  the success of our proposed refinancing transaction;

•                  our ability to fund and execute our business plan;

•                  the impact of new business opportunities requiring significant up-front investments;

•                  our ability to attract and retain customers, increase our overall market penetration and react to competition from providers of alternative services;

•                  our ability to integrate our billing systems;

•                  our significant management changes;

•                  our ability to develop and maintain back-up for our critical systems;

•                  our ability to respond adequately to technological developments;

•                  our ability to maintain contracts that are critical to our operations;

•                  our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions;

•                  interest rate and currency exchange rate fluctuations; and

•                  the impact of our recent reorganisation and subsequent organisational restructuring.

We assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

For more information contact:

Investor Relations:

US: Patti Leahy, +1 610 667 5554

UK: Virginia Ramsden, +44 (0)20 7967 3338

Media:

Justine Parrish, +44 (0)20 7746 4096 / (0)7966 421 991

Buchanan Communications

Richard Oldworth or Mark Edwards, +44 (0)20 7466 5000

There will be a conference call to analysts and investors today at 08.30 EST/ 13.30 UK time. Analysts and investors can dial in to the presentation by calling + 1 334 420 4951 in the United States or + 44 20 7162 0186 for international access or via a live webcast of the conference call and presentation on the Company’s website, www.ntl.com/investors.

The replay will be available for one week beginning approximately two hours after the end of the call until March 11, 2004.  The dial-in number is as follows: US Replay Dial-in Number: +1 866 484 2564 and the International Replay Dial-in Number is +44 (0) 20 8288 4459. Conference ID: 910512.

Residential Operating Statistics as of December 31, 2003

(subscriber totals in 000s)	UK	Ireland (1)	Total

Homes Passed	8,404.1	463.7	8,867.8

Homes Marketable (2)
Telco — On Net	7,548.0	23.0	7,571.0
ATV	7,779.8	463.7	8,243.5
DTV	7,289.8	398.8	7,688.6
Broadband	6,762.0	28.1	6,790.1

Customers
Single RGU	829.9	321.1	1,151.0
Dual RGU (3)	1,446.4	6.1	1,452.5
Triple RGU (3)	591.6	0.0	591.6
Total	2,867.9	327.2	3,195.1

Telephone Customers	2,525.0	2.4	2,527.4

Television Customers
DTV — Cable	1,330.0	58.6	1,338.6
ATV — Cable	671.7	268.6	940.3
Master Antenna Television	21.9	0.0	21.9
Total	2,023.6	327.2	2,350.8

Internet
Dial-Up (metered — active last 30 days)	61.6	0.0	61.6
Dial-Up (metered — inactive last 30 days)	96.4	0.0	96.4
Dial-Up (unmetered)	249.9	2.4	252.3
DTV Access	12.8	0.0	12.8
Broadband	949.2	3.7	952.9
Total	1,369.9	6.1	1,376.0

RGUs (4)
Telephone	2,525.0	2.4	2,527.4
Television	2,023.6	327.2	2,350.8
Broadband Internet	949.2	3.7	952.9
Total	5,497.8	333.3	5,831.1

RGUs/Customer	1.92	1.02	1.83

Penetration (5)
Telephone	33.5%	10.4%	33.4%
Television	26.0%	70.6%	28.5%
Broadband Internet	14.0%	13.2%	14.0%
Customer	36.9%	70.6%	38.8%

Customer/RGU Movement
Opening Customers (at September 30, 2003)	2,809.5	329.6	3,139.1
Gross Adds	153.9	11.1	165.0
Disconnects	(95.5)	(13.5)	(109.0)
Closing Customers (at December 31, 2003)	2,867.9	327.2	3,195.1

Quarterly Customer Adds	58.4	(2.4)	56.0
Quarterly RGU Adds	133.7	(2.2)	131.5
% Customer Churn (6)	13.2%	16.1%	13.5%

Off-Net Telephony
Telephone	20.6	2.1	22.7
Telephone and Internet	117.7	1.1	118.8
Total	138.3	3.2	141.5

(1)	ntl Ireland also offers microwave multi-point distribution services, or MMDS, to 70,000 marketable homes and had 12,718 digital and 4,377 analogue MMDS customers at December 31, 2003.
(2)

Homes marketable refers to the number of homes within our service area that can potentially be served by our network with minimal connection costs. This is lower than homes passed due to restrictions imposed by some landlords on accessing multi-tenant buildings.

(3)	Dual and Triple customers include 745 customers who subscribe to both ATV and DTV services.
(4)	Each telephone, television and broadband Internet subscriber directly connected to our network counts as one RGU.

Accordingly, a subscriber who receives both telephone and television service counts as two RGUs. RGUs may include subscribers receiving some services for free or at a reduced rate in connection with incentive offers.

(5)	Penetration rate measures the number of subscribers for our services divided by the number of marketable homes that our services pass.
(6)	Customer churn rate is calculated by dividing the number of customers lost in the most recent quarter, multiplied by four, by the average total number of customers we serviced during that quarter.